UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 29, 2008

International Star, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-28861	86-0876846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Marshall Street, Shreveport, Louisiana	71101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (318) 464-8687

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

International Star, Inc. (“we”, “us” or the “Company”) files this report on Form 8-K/A to report the following:

EXPLANATORY NOTE

This current report on Form 8-K/A amends and restates in full our current report on Form 8-K filed on September 2, 2008.  This amended and restated Form 8-K/A is being filed to correct the description of the Company’s lode mining claims in the Wikieup, Arizona, area, which were inadvertently described as placer claims in the September 2, 2008, Form 8-K and the accompanying press release dated August 29, 2008.

Item 1.02                      Termination of a Material Definitive Agreement.

On August 29, 2008, the board of directors of the Company approved the termination, effective immediately, of a Mining Property Lease Agreement between James R. Ardoin and the Company, dated March 2, 1998 (the “Lease”).  Under the Lease, Mr. Ardoin leased to the Company a block of placer mineral claims located in the Detrital Wash area of Mohave County, Arizona, around mile marker 22 on Highway 93, for the purpose of exploring for minerals and, if minerals are found on the lands, for the extraction, treatment, and sale of such minerals.  The Company agreed to pay Mr. Ardoin a production royalty equal to two percent (2%) of net smelter returns (“NSR”) for minerals extracted.  The term of the Lease is for 20 years, with an option to renew for a successive 20-year term.  Mr. Ardoin is not a related party to the Company.

Pursuant to the terms of the Lease, the Company has a right to terminate the Lease upon written notice delivered to Mr. Ardoin, effective upon delivery of the notice or such later date as provided in the notice.  The Company is terminating the Lease due to examinations of the Company’s placer claims in the Detrital Wash area by the Company’s geology and mining consultants, which found no evidence indicating placer mineralization sufficient to justify the costs of maintaining the placer claims, and because the Company has staked new lode claims in the area covering lands where the Company’s recent assays performed by an independent, Arizona licensed lab have shown evidence of lode mineralization.  See “Item 8.01 – Other Events” for more information about the Company’s Detrital placer claims and its newly staked lode claims.  There is no penalty to the Company for terminating the Lease.

Item 8.01                      Other Events.

The Company hereby furnishes a copy of its press release, dated August 29, 2008, announcing its decision to focus its exploration efforts on its newly staked lode claims and to not renew the Company’s placer claims in the Detrital Wash area.  The Company’s Detrital placer claims expire on August 31, 2008, if not renewed by paying annual maintenance fees to the federal Bureau of Land Management (“BLM”).  The Company holds approximately 21,000 acres of placer claims in the Detrital Wash area, all of which will be allowed to expire on August 31, 2008.  These placer claims consist of the properties subject to the Lease as well as additional claims, located adjacent to our original placer claims, covering approximately 20,000 acres, which were acquired in 2004 pursuant to an exploration rights agreement (the “Agreement”) with the holders of the claims.  The Agreement granted us exploration rights on the claims and first right of refusal to enter into a mineral lease agreement in exchange for a 0.25% NSR payable to the claimholders should the Company bring the property into production.  Under the Agreement, the Company was required to spend a minimum of $125,000 on exploration costs in connection with the claims within three years of the Agreement and to keep the claims in good standing with the BLM by paying maintenance fees for those three years.  The Company has fully performed its obligations under the Agreement.

The Company has staked approximately 525 lode claims in the Detrital Wash area.  The Company also holds additional lode claims in the Wikieup, Arizona, area, which have been renewed beyond August 31, 2008.  Due to limited resources, the Company does not presently have plans to conduct operations on its Wikieup properties in 2008.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 29, 2008

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 2, 2008	INTERNATIONAL STAR, INC. By: /s/ Jacqulyn B. Wine Jacqulyn B. Wine, Secretary & Treasurer